Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Kura Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o) and 457(r)	—	—	$150,000,000	$92.70	$13,905

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$150,000,000		$13,905

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$13,905

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregated Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457(b) and 0-11(a)(2)

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—						—

Rule 457(p)(1)

Fee Offset Claims	Kura Oncology, Inc.	S-3	333-228172	11/5/2018		$10,260	Unallocated (Universal) Shelf	Common Stock, par value $0.0001 per share	—	$84,650,000

Fee Offset Sources	Kura Oncology, Inc.	S-3	333-228172	11/5/2018	11/5/2018						$10,260

(1)

The registrant’s registration statement on Form S-3 (File No. 333-228172), filed with the Securities and Exchange Commission on November 5, 2018 and declared effective on November 11, 2018, expired on November 11, 2021.